Nevada Gold to Acquire Seven Mini-Casinos in Washington for $11.1 million

HOUSTON, April 23, 2010 – Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) announced today that the Company has reached an agreement to acquire seven mini-casinos in the state of Washington for $11.1 million.  The casinos are currently owned by subsidiaries of Evergreen Gaming Corporation (“Evergreen”), a British Columbia corporation, which is under bankruptcy court protection. The transaction will be financed by cash on hand as well as a $5.1 million note issued to Evergreen’s current senior lender.

“This is an attractive acquisition opportunity that includes many of the attributes we are currently looking for in deals, including an attractive purchase price and financing from the seller’s current senior lender. Upon closing, Nevada Gold will be the largest operator of mini-casinos in the state of Washington. As we stated during our recent earnings call, recent trends at our Washington casinos have been strong. We believe this acquisition will integrate seamlessly into our existing management infrastructure and the additional mini-casinos will benefit from many of the changes we have implemented at our current facilities,” said Robert Sturges, CEO of Nevada Gold.

The seven casinos are The Silver Dollar Seatac, The Silver Dollar Renton, The Silver Dollar Mill Creek, The Silver Dollar Tukwila, Club Hollywood, located in Shoreline, the Royal Casino located in Everett and The Golden Nugget Casino located in Tukwila.  All of the casinos are located in western Washington.  Combined, the facilities have a total of 138 table games including blackjack, Spanish 21 and other popular banked table games.

Closing of the acquisition is subject to the bankruptcy court process which commenced April 22, 2010. In addition, the acquisition is subject to other customary closing conditions, including licensing, necessary lease transfers and final bankruptcy court approval, among other conditions. Details of the transaction are available in the Form 8-K/A filed today.

About Nevada Gold
Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado and Washington. The Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casino in Pasco, Washington, the Coyote Bob’s Roadhouse Casino in Kennewick, Washington and the Crazy Moose Casino in Mountlake Terrace, Washington are wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACTS:

Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

or

ICR
Don Duffy
(203) 682-8200